SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





         Date of Report (Date of earliest event reported): June 30, 2000



                         PATRIOT NATIONAL BANCORP, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)


         Connecticut                    000-29599             06-1559137
(State or other jurisdiction of  (Commission File Number)   (IRS Employer
        incorporation)                                    Identification Number)


                 900 Bedford Street, Stamford, Connecticut 06901
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (203) 324-7500


                                       N/A

          (Former name or former address, if changed since last report)



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Item 5.       Other Events

     On June 30, 2000, Patriot National Bancorp, Inc. ("Bancorp"), the holding company for Patriot National Bank (the "Bank"), closed the first sale of shares of its Common Stock, par value $2 (the "Common Stock"), as part of a private placement of up to $5 million. The private placement was approved by the shareholders of Bancorp at the Annual Meeting of Shareholders held on June 14, 2000. As described in Bancorp's proxy statement dated April 28, 2000, the private placement may occur in one or more closings.

     On June 30, 2000, Bancorp issued an aggregate of 236,089 shares of Common Stock at a selling price of $9.04 per share for aggregate proceeds of approximately $2.1 million. Of this amount, approximately $1.9 million has been contributed to the capital of the Bank, and the balance has been retained by Bancorp for working capital and other general corporate purposes.

     Substantially all of the shares issued on June 30, 2000 were purchased by directors of Bancorp and the Bank or by members of their immediate families. Of the shares issued, Angelo DeCaro purchased 193,000. As a result of this purchase, Mr. DeCaro now owns approximately 24.8% of the outstanding Common Stock.

     As approved by its shareholders, Bancorp may offer and sell additional shares in similar transactions in the future, subject to a maximum aggregate selling price of $5 million.


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                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bancorp has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         PATRIOT NATIONAL BANCORP, INC.

Date:  July 18, 2000                     By:       /s/ PHILIP W. WOLFORD
                                             ---------------------------------
                                             Philip W. Wolford
                                             Chief Operating Officer